TABLE OF CONTENTS
TABLE OF CONTENTS		1
CODE OF ETHICS		3
I. INTRODUCTION		3
II. APPLICABILITY OF CODE OF ETHICS		5
A.	Personal Accounts of Employees.	5
B.	Employee as Trustee	5
III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES		6
A.	General	6
B.	Restricted Transactions in a Personal Account.	6
C.	Pre-clearance of Transactions in a Personal Account.	6
D.	Rumors.	6
IV. REPORTING REQUIREMENTS		7
A.	Reporting	7
B.	Definition of Reportable Security	8
V. MANAGED ACCOUNTS; EXCEPTIONS TO REPORTING REQUIREMENTS		9
VI. PERSONAL TRADING AND HOLDINGS REVIEWS		9
VII. INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION		9
A.	About Securities/Investment Recommendations	9
B.	What Information is Material?	10
C.	What Information is Non-Public?	10
D.	Penalties for Trading on Material, Non-Public Information	11
E.	Silverpeak’s Policy	11
F.	Procedures for Recipients of Material, Non-Public Information	11
G.	Selective Disclosure	12
H.	Relationships with Potential Insiders	12
VIII. GIFTS AND ENTERTAINMENT		12
A.	Receipt of Entertainment.	12
B.	Receipt of Gifts.	13
C.	Gift and Entertainment Giving.	13

D.	Gift and Entertainment Giving to Union Officials.	13
E.	Gift and Entertainment Giving to Foreign Governments and “Government Instrumentalities”.	13
F.	Gift and Entertainment Giving to ERISA Plan Fiduciaries.	14
G.	Gift and Entertainment Monitoring.	14
IX. POLITICAL AND CHARITABLE CONTRIBUTIONS		14
X. PUBLIC OFFICE		15
XI. OUTSIDE BUSINESS ACTIVITIES		15
XII. CONFIDENTIALITY; DUTY OF CARE		16
A.	Duty of Care	16
B.	Protection of Trade Secrets	17
C.	Surrender of Silverpeak’s Records	17
XIII. OVERSIGHT OF CODE OF ETHICS		17
A.	Reporting	17
B.	Review of Transactions	17
C.	Sanctions	17

CODE OF ETHICS

Date as of: April 01, 2019

Chief Compliance Officer: Garrett Yuan

I. INTRODUCTION

Investment advisers are fiduciaries that owe their undivided loyalty to their Clients (defined as, generally, any entity to which Silverpeak provides investment advisory services). Investment advisers are trusted to represent Clients’ interests in many matters, and must hold themselves to the highest standard of fairness in all such matters. Capitalized terms used throughout this Code of Ethics shall have the same meaning as used and/or defined in the Firm’s Compliance Manual.

At all times, Employees (defined as, generally, any partner, officer or director of Silverpeak and any employee or other supervised person of Silverpeak, including its subsidiaries and affiliates) of the Firm must comply with the spirit and the letter of the U.S. federal securities laws and the rules governing the capital markets. The Firm’s Chief Compliance Officer (“CCO”) administers this Code of Ethics. Tasks indicated in this Code of Ethics as being the responsibility of the CCO shall be deemed to refer to the CCO and/or his designee, as the CCO may delegate any such tasks to a designee at any time. All questions regarding the Code of Ethics should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable the Firm to comply with all applicable U.S. federal securities laws. Employees are expected to adhere to the highest standards of care with respect to any potential conflicts of interest with Clients and investors. As a fiduciary, Silverpeak must act in its Clients’ best interests and neither Silverpeak nor any Employee should ever benefit at the expense of a Client.

Employees must notify their supervisor or the CCO promptly if they become aware of any practice that creates, or gives the appearance of, a material conflict of interest or an actual or a potential violation of this Code of Ethics. Employees are generally expected to discuss any perceived risks or concerns about Silverpeak’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with his or her supervisor, or if he or she believes that an issue has not been appropriately addressed, the Employee should bring the matter to the CCO’s attention.

Nothing contained in this Code of Ethics shall be deemed to prohibit an Employee from exercising their right to make a whistleblower complaint to the SEC. The Firm will not retaliate against any Employee who reports a suspected violation either internally or to the SEC.

As noted above, Employees are required to act with the highest standard of care, honesty and good faith in executing their fiduciary duties to clients.

Specifically, all Employees are subject to Section 206 of the Advisers Act that makes it unlawful to directly or indirectly:

■	To employ any device, scheme, or artifice to defraud any client or prospective client;

■	To engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

■	Acting as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which the adviser is acting and obtaining consent of the client to such transaction; or

■	To engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

There are many types of activities that private fund firms such as the Firm have engaged in that have been found to fall within the scope of Section 206 of the Advisers Act. These include:

■	Appropriating investment opportunities that should be made available to clients;

■	Maintaining undisclosed brokerage or commission-splitting arrangements;

■	Failing to disclose any financial interest of the Firm or its affiliates in portfolio companies or potential portfolio companies;

■	Misappropriating funds under management;

■	Signing documents on behalf of an investor;

The conduct described above is not exclusive. If an Employee engages in any dishonest or unethical practices, as determined in its sole discretion, the Firm may terminate the Employee for cause, and/or fine, suspend, or terminate the individual for his/her actions.

In recognition of Silverpeak’s fiduciary obligations to its Clients and Silverpeak’s desire to maintain its high ethical standards, Silverpeak has adopted this Code of Ethics containing provisions designed to:

1)	comply with all applicable laws and regulations;

2)	identify conflicts of interest;

3)	observe all fiduciary duties and provide a means to resolve any actual or potential conflicts in favor of Clients; and

4)	ensure that all Employees have read the Code of Ethics, agreed to adhere to the Code of Ethics, and are aware that a record of all violations of the Code of Ethics will be maintained by the CCO and that Employees who violate the Code of Ethics are subject to sanctions by Silverpeak, in its sole discretion.

One goal is to allow Employees to engage in personal securities transactions while protecting Clients, Silverpeak and its Employees from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interest. Employee trades should be executed in a manner consistent with the Firm’s fiduciary obligations to its Clients and should not conflict with orders placed for Clients, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics, including restrictions on personal investing is considered a basic condition of employment/engagement for Employees of Silverpeak. If there is any doubt as to the propriety of any activity, Employees should consult with the CCO or his/her designee. The CCO may rely upon the advice of outside legal counsel or outside compliance consultants.

The CCO or his/her designee will distribute this Code of Ethics to each Employee through the Compliance System upon the commencement of employment/engagement and following any change to the Code of Ethics. All Employees must acknowledge that they have received, read, understood, and agree to comply with Silverpeak’s policies and procedures described in this Code of Ethics. Such acknowledgement shall be made by completing the Acknowledgement Form electronically on the Schwab CT Portal, as defined below, when requested to do so.

Silverpeak utilizes a software solution that automates the monitoring, reporting and approving of Employee trading, insider trading surveillance, and policy affirmations, in addition to tracking Employee disclosures, gifts, entertainment, and political & charitable contributions. Currently, Silverpeak utilizes the Schwab Compliance Technologies portal to monitor the aforementioned items, in lieu of paper forms. The Schwab Compliance Technologies portal is herein referred to as the “Schwab CT Portal”.

II. APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Employees.

This Code of Ethics applies to all “Personal Accounts” of all Employees. The term “Personal Accounts” include all accounts beneficially held by an Employee as well as accounts maintained by or for:

(i)	Members of the Employee’s immediate family sharing the same household, including an Employee’s spouse (other than a legally separated or divorced spouse of the Employee) and minor children;

(ii)	Any individuals who live in the Employee’s household and over whose purchases, sales, or other trading activities the Employee exercises control or investment discretion;

(iii)	Any persons to whom the Employee provides primary financial support, and either (1) whose financial affairs the Employee controls, or (2) for whom the Employee provides discretionary advisory services;

(iv)	Any trust or other arrangement which names the Employee as a beneficiary; and

(v)	Any other account in which (1) the Employee has a beneficial ownership or (2) the Employee owns a controlling interest or exercises effective control.

As provided in Section IV.A.(i) below, upon receipt of this Code of Ethics, each Employee will be required to provide a comprehensive list of all Personal Accounts on the Schwab CT Portal. See Section V for a description of Managed Accounts and Advised Personal Accounts and related provisions, both of which must also be listed by Employees on the Schwab CT Portal as Personal Accounts.

B.	Employee as Trustee.

A Personal Account does not include any account for which an Employee serves as trustee of a trust for the benefit of (i) a person to whom the Employee does not provide primary financial support, or (ii) an independent third party.

(i)	Personal Accounts of Other Employees. A Personal Account of an Employee that is managed by another Employee is considered a Personal Account only of the Employee who has a Beneficial Ownership in the Personal Account. The account is considered a Client account with respect to the Employee managing the Personal Account.

(ii)	Solicitors/Consultants. Non-employee solicitors, consultants or other contract personnel are not subject to this Code of Ethics unless the solicitor/consultant, as part of his or her duties on behalf of Silverpeak, (i) makes or participates in the making of investment recommendations for Silverpeak’s Clients, or (ii) obtains information on recommended investments for Silverpeak’s Clients.

(iii)	Client Accounts. A Client account includes any account managed by Silverpeak that is not a Personal Account.

III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General

It is the responsibility of each Employee to ensure that a particular investment transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal transactions for Employees may be effected only in accordance with the provisions of this Section III.

B.	Restricted Transactions in a Personal Account.

Except in limited circumstances as determined solely by the CCO, no transaction will be permitted in any security placed on the Restricted List or Watch List (the “Restricted Lists”). The Restricted Lists will generally include securities about which Silverpeak may have highly sensitive or material non-public information. See Section VII regarding the handling of material non-public information.

NOTE: Other investment advisory firms with which Silverpeak or an Employee is affiliated shall combine their Restricted Lists with Silverpeak’s or otherwise notify Silverpeak of any securities that should be placed on the Restricted Lists.

C.	Pre-clearance of Transactions in a Personal Account.

In order to prevent an Employee from transacting in a security on Silverpeak’s Restricted Lists and to minimize conflicts of interest, all transactions in Reportable Securities, as defined in section IV.B, must be pre-approved using the pre-clearance function on the Schwab CT Portal. Note that the pre-clearance requirement applies to investing in any security in a initial public offering or private placement and Employees must certify quarterly that they complied with this requirement. For example, the following types of investments must be pre-cleared on the Schwab CT Portal by the CCO. 1

■	An initial investment, and any subsequent additional investments, in a hedge fund that is not advised by Silverpeak or one of its affiliates;

■	The initial capital commitment to a private equity fund that is not advised by Silverpeak (although subsequent capital drawdowns do not need to be pre-cleared);

■	A purchase of stock in an initial public offering by a private company on a stock exchange (an “IPO”); and

■	An investment in shares of a private company.

Silverpeak may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

D.	Rumors.

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to Silverpeak’s Code of Ethics, as well as its expectations regarding the appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity. This policy is not intended to discourage or prohibit appropriate communications between Employees of Silverpeak and other market participants and service providers. Please consult with the CCO if you have questions about the appropriateness of any communications.

[1]	A private placement investment, also known as a “limited offering,” is any offering that is exempt from registration pursuant to Sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D. The most common private placements include hedge funds and private equity funds.

IV. REPORTING REQUIREMENTS

Silverpeak must collect information regarding the personal trading activities and holdings of all Employees. Employees must disclose all Personal Accounts (including Advised Personal Accounts and Managed Accounts as defined in Section V) on or before February 14th of each year, and within ten days of an individual first becoming an Employee. Annual holdings reports must be current as of December 31st and submitted on or before February 14th of each year; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Employees with brokerage accounts must arrange for the account to “feed” directly into the Schwab CT Portal in order to fulfill their on-going reporting requirements as described below.

A.	Reporting

All Employees are required to submit electronically through Schwab CT Portal (subject to the applicable provisions of Section V. below) the following reports on Personal Accounts. If an Employee is unable to submit electronically, please notify the CCO immediately.

(i). Initial Holdings Report

Subject to the applicable provisions of Section V. below, Employees are required to provide the CCO or his/her designee with an Initial Holdings Report within 10 days of the date that such person became an Employee. For brokerage accounts that “feed” into the Schwab CT Portal, the information necessary to fulfill the initial holdings reporting requirements are met when the Employee discloses his/her Personal Account on the Schwab CT Portal and the account begins the “feed” into the portal. If a “feed” into the Schwab CT Portal is not available, the Initial Holdings Report must be completed by the Employee by utilizing the form provided on the Schwab CT Portal. The following are the requirements for the Initial Holdings Report:

a)	Must disclose all of the Employee’s current Reportable Securities holdings with the following content for each Reportable Security (as defined in IV.B. below) that the Employee has any direct or indirect beneficial ownership:

■	title and type of reportable security;

■	ticker symbol or CUSIP number (as applicable);

■	number of shares or amount invested (as applicable);

■	principal amount of each reportable security.

b)	Must disclose the name of any broker, dealer or bank with which the Employee maintains a Personal Account.

c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

d)	The date upon which the report was submitted.

(ii).	Annual Holdings Report

Subject to the applicable provisions of Section V. below, Employees must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12-month period (the “Annual Holding Certification Date”). For purposes of this Code of Ethics, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(i)(a), (b) and (c) above. Employees should use the form of Annual Holdings Report contained on the Schwab CT Portal if holdings are not otherwise provided by direct “feed” to the Schwab CT Portal.

(iii).	Quarterly Transaction Report

Subject to the applicable provisions of Section V. below, as noted above, Employees must arrange for the CCO to receive transaction reporting regarding Reportable Securities via direct “feed” to the Schwab CT Portal. If the Employee is not able to arrange for a “feed” to be established, the Employees must submit a Quarterly Transaction Report within 30 days after the end of each quarter to the CCO. This Report is available on the Schwab CT Portal.

Information required to be contained in the Quarterly Transaction Report includes: the following information:

a)	The date of the transaction;

b)	The title (and interest rate and maturity date, if applicable);

c)	The number of shares and principal amount;

d)	The nature of the transaction (e.g., purchase or sale);

e)	The price of the security; and

f)	The name of the broker, dealer or bank through which the trade was effected.

B.	Definition of Reportable Security

For purposes of the reporting requirements, a Reportable Security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Investment Advisers Act of 1940 (the “Advisers Act”), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds; provided that such funds are not advised by Silverpeak or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Silverpeak;

(v)	Shares issued by Exchange-Traded Funds (“ETFs”) which track indices, commodities, bonds or baskets of assets similar to index funds; provided that such funds are not advised by Silverpeak or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Silverpeak;

(vi)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are not advised by Silverpeak or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Silverpeak.

V. MANAGED ACCOUNTS; EXCEPTIONS TO REPORTING REQUIREMENTS

Exceptions to the reporting requirements of Section IV of this Code of Ethics are limited and apply only to “Managed Accounts”.

A “Managed Account” means an account held by an Employee, and/or an account held by members of the Employee’s immediate family sharing the same household, over which the Employee does not exercise any direct or indirect influence of control over trading. 2An example of a Managed Account would be a blind trust. However, if the Employee can engage in any one or more of the following actions, the Personal Account cannot be deemed to be a Managed Account (and is instead deemed an Advised Personal Account, as discussed below):

1.	The ability to suggest purchases or sales of investments to a trustee or third-party discretionary manager;

2.	The ability to direct purchases or sales of investments; or

3.	The ability to consult with a trustee or third-party discretionary manager as to the particular allocation of investments to be made.

For Managed Accounts, no Initial, Quarterly or Annual Holdings Report is required to be filed by an Employee with respect to securities held in any Personal Account over which the Employee has “no direct or indirect influence or control”, however, for all such Managed Accounts, Employees must complete a quarterly “Managed Account Certification” on the CT Schwab Portal.

In contrast to a Managed Account, Employees may have a Personal Account that is managed by a third-party adviser or a trustee, but for which they retain one or more of the abilities listed above. These accounts are herein referred to as “Advised Personal Accounts”. Such accounts are not exempt from the reporting and pre-clearance requirements of Section IV of this Code.

Employees with questions about whether their accounts are an Advised Personal Account or a Managed Account should consult with the CCO. In making this determination, the CCO may ask for supporting documentation, such as a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

VI. PERSONAL TRADING AND HOLDINGS REVIEWS

Silverpeak’s personal securities transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. The CCO or his/her designee will review all reports submitted pursuant to the personal securities transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

VII. INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

A.	About Securities/Investment Recommendations

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such investment adviser or any associated person. In general terms, “insider trading” is the purchase or sale of any security while in possession of material non-public information (“MNPI”) relating to such security acquired under circumstances involving a breach of a duty arising out of a fiduciary relationship or other relationship of trust and confidence. In the past, the federal securities laws have been interpreted to prohibit the following types of activities (among others) as “insider trading”:

[2]	See SEC Investment Management Guidance Updated dated June 2015, No. 2015-03. http://www.sec.gov/investment/im-guidance-2015-03.pdf

■	Trading by a corporate insider while in possession of MNPI in breach of a duty owed to the source of the information, such as an employer or an employer’s shareholders;

■	Trading by a non-insider (the “tippee”) while in possession of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; and in exchange for a valuable personal benefit, and the tippee knew of the tipper’s violation and receipt of a personal benefit;

■	Communicating MNPI to others, or recommending a securities transaction to others based on MNPI, in breach of a duty of confidence and in exchange for a valuable personal benefit such as cash, reciprocal information or other things of value for his/her personal benefit (commonly called “tipping”); and

B.	What Information is Material?

Many types of information may be considered material, including, but not limited to, advance knowledge of the following:

1.	Dividend or earnings announcements;

2.	Asset write-downs or write-offs;

3.	Expansion or curtailment of company or major division operations;

4.	Merger or joint venture announcements;

5.	Criminal, civil, and government investigations and indictments;

6.	Bankruptcy or insolvency problems; and

7.	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing material, non-public information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column that may affect the price of a security could be considered material.

Employees should consult with the CCO if there is any question as to whether non-public information is material.

C.	What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of material, non-public information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information.

Non-public information may be transmitted in a number of ways, including verbally, in writing, by email, or instant message. Non-public information does not change to public information solely by selective dissemination.

Note that information derived from government sources ahead of release to the general-public (so-called “political intelligence”) may also be deemed to be MNPI.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

D.	Penalties for Trading on Material, Non-Public Information

Severe civil and criminal penalties exist for firms and individuals that engage in insider trading, including civil injunctions, disgorgement of profits and jail sentences. Civil fines for insider trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided. Silverpeak will not protect or defend Employees found guilty of insider trading.

E.	Silverpeak’s Policy

Employees are strictly forbidden from engaging in insider trading, either personally or on behalf of others, including Silverpeak’s clients. Silverpeak’s insider trading policies and procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which an Employee is a 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner (unless the Employee has no direct or indirect control over the partnership).

F.	Procedures for Recipients of Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, he or she should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

An Employee who becomes aware of a security that should be placed on the Restricted Lists, e.g. through the receipt of a non-disclosure agreement (“NDA”), a confidentiality agreement (“CA”) or any other source, must promptly notify the CCO, who will place such security on the Restricted Lists if appropriate.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

■	Must immediately report the potential receipt of material, non-public information to the CCO;

■	Must not trade the securities of any company about which they may possess material, non-public information;

■	Must not discuss any potentially material, non-public information with colleagues, except as specifically required by their position; and

■	Must not conduct research, trading, or other investment activities regarding a security for which they may have material, non-public information until the CCO dictates an appropriate course of action.

If the CCO determines that the Firm possesses MNPI, depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

■	Add the issuer to Silverpeak’s Restricted Lists;

■	Review Silverpeak’s insider trading policies and procedures with all employees;

■	Inform Silverpeak’s other Employees that the affected individual(s) may be in possession of material, non-public information;

■	Explicitly prohibit other Employees from seeking to obtain the information;

■	Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information; and

■	Conduct key word searches of emails to determine if the information may have been inappropriately disseminated to anyone inside or outside of the Firm.

If an issuer is added to the Restricted Lists, it may be removed once the CCO determines that the information has become public and/or immaterial.

G.	Selective Disclosure

Non-public information about Silverpeak’s investment strategies and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business (examples of such are: brokers; accountants or accounting support service firms; custodians; transfer agents; bankers; and lawyers). Employees must never disclose proposed or pending deals or other sensitive information to any third party without the prior approval of the CCO. Federal securities laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Silverpeak owes to its clients.

H.	Relationships with Potential Insiders

Silverpeak’s clients, investors, affiliates, and third-party service providers may possess material, non-public information. Access to such information could come as a result of, among other things:

■	Being employed by an issuer (or sitting on the issuer’s board of directors);

■	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

■	Sitting on an issuer’s creditors committee;

■	Personal relationships with connected individuals; and

■	A spouse’s involvement in any of the preceding activities.

Employees may not solicit information that may be MNPI from any client, investor, affiliate, service provider or any other source, and should notify the CCO in the event they inadvertently receive such information.

If there are any questions about the sharing of MNPI about securities/investment recommendations made by Silverpeak, please see the CCO.

VIII. GIFTS AND ENTERTAINMENT

A.	Receipt of Entertainment.

Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature.

B.	Receipt of Gifts.

Employees must report any gifts over $500 to the CCO by completing the Gifts and Entertainment form available on the Schwab CT Portal. Gifts such as holiday baskets or lunches delivered to Silverpeak’s offices, which are received on behalf of the Firm, do not require reporting.

C.	Gift and Entertainment Giving.

Silverpeak and its employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts in excess of $500 to any Client, investor, prospect, or individual or entity that Silverpeak does, or is seeking to do business with. Ordinary business meals need not be pre-cleared, but may not be lavish or excessive in nature. Employees should seek approval by using the Gifts and Entertainment form available via the Schwab CT Portal.

D.	Gift and Entertainment Giving to Union Officials.

Any gift or entertainment provided by Silverpeak to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Silverpeak’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO. Employees should seek approval by completing the Gifts and Entertainment form available via the Schwab CT Portal.

E.	Gift and Entertainment Giving to Foreign Governments and “Government Instrumentalities”.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Silverpeak and its Employees must comply with the spirit and the letter of the FCPA at all times.

Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must use the Gifts and Entertainment form available via the Schwab CT Portal to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting. Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

F.	Gift and Entertainment Giving to ERISA Plan Fiduciaries.

Silverpeak and its Employees are prohibited from giving gifts or entertainment to any ERISA plan fiduciary without prior consent from the CCO. All gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO on the Gifts and Entertainment form available via the Schwab CT Portal.

G.	Gift and Entertainment Monitoring.

An electronic log of all reported gifts and entertainment is maintained in the Schwab CT Portal. The CCO or his/her designee monitors the log in the Schwab CT Portal.

IX. POLITICAL AND CHARITABLE CONTRIBUTIONS

Silverpeak’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the CCO.

Silverpeak permits each Employee to support his or her own political parties, candidates and causes, subject to the “pay to play” restrictions as detailed below. However, each Employee must do so on his or her own time and not use any of Silverpeak’s resources, including, but not limited to, reproduction, facsimile machines, postage meters, telephones or computer systems (including email).

Advisers Act Rule 206(4)-5 is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, which are defined in the Rule as state and local governments, their agencies and instrumentalities, and all their public pension plans and other collective government asset pools. Under the Rule, subject to a “de minimis exception” described below, investment advisers are prohibited from providing investment advisory services for compensation to a state or local government entity (as described in the previous sentence) within two years after a “contribution” (as defined below) to an official of such government entity if such contribution is made by the investment adviser or any “covered associate” of the investment adviser. Further, contributions that are otherwise prohibited may not be made indirectly through another person, political party, or through a political action committee (PAC). The Rule defines “contributions” to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election or transition or inaugural expenses of the successful candidate for state or local office.

Employees are prohibited from contributing (as defined above) to state or local political officials or candidates, PACs, or political parties of a state or locality, for the purpose of influencing a decision to invest with Silverpeak, any of its funds, or to otherwise conduct business with Silverpeak. The foregoing restriction is subject to a “de minimis exception” which allows covered associates to make a contribution of not in excess of $350 to officials for whom the Employee was entitled to vote at the time of the contribution (per election), or not in excess of $150 to officials for whom the covered associate is not entitled to vote at the time of the contribution (per election).

Employees are required to pre-clear contributions to state or local political officials or candidates (whether made directly or indirectly through another person or a PAC) using the form available via the Schwab CT Portal. The pre-clearance requirement is subject to the “de minimis exception” set forth above, i.e., contributions below the de minimis amount do not require pre-clearance.

Employees should carefully review the relationship between Silverpeak and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions. If you have any question about whether a political contribution raises a conflict of interest that may implicate Silverpeak, you must discuss such contributions with the CCO prior to making the political contribution.

Finally, in accordance with the “look back” provision of Rule 206(4)-5, upon becoming an Employee (upon hire or otherwise), Employees will be required to disclose all political contributions made during the 2 years prior to becoming an Employee.

The CCO or his/her designee, periodically monitors Employee contributions to candidates to ensure compliance with Rule 206(4)-5.

Contact with state or municipal officials may also require the Firm and/or Employee to register as a lobbyist in that jurisdiction. Extreme care must be taken with any such contacts and Employees must get approval of the CCO prior to any such communication.

Donations by Employees to charities with the intention of influencing such charities to become Clients or investors are strictly prohibited. Employees should notify the CCO if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

X. PUBLIC OFFICE

Employees must obtain written pre-approval from the CCO and CIO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with Silverpeak’s business activities.

XI. OUTSIDE BUSINESS ACTIVITIES

Employees agree to devote the principal amount of their time and effort to the business of Silverpeak and any of Silverpeak’s subsidiaries or affiliated companies as may now or in the future exist. Employees may, under certain circumstances, be granted permission, with prior written approval, to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO and CIO.

No Employee may utilize property of Silverpeak, or utilize the services of Silverpeak or its Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO and CIO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Employee may not participate in any business opportunity that comes to his or her attention as a result of his or her association with Silverpeak and in which he or she knows that Silverpeak might be expected to participate or have an interest, without:

■	Disclosing in writing all necessary facts to the CCO and CIO,

■	Offering the particular opportunity to Silverpeak, and

■	Obtaining written authorization to participate from the CCO and CIO.

Any personal or family interest in any of Silverpeak’s business activities or transactions must be immediately disclosed to the CCO and CIO. For example, if a transaction by Silverpeak may benefit that Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the CCO and CIO.

The CCO will keep a list of Employees’ participation in outside business activities.

XII. CONFIDENTIALITY; DUTY OF CARE

All reports of securities transactions and any other personal information filed by an Employee pursuant to this Code of Ethics shall be treated as confidential by Silverpeak to the extent permitted by law.

Employees understand that during their association with Silverpeak, they will become privy to an extensive amount of Silverpeak’s confidences and secrets. All legal and compliance related matters (“Legal Matters”) should be discussed with management, including Silverpeak’s CCO, as soon as information related to such Legal Matters becomes available. Management will determine whether to retain outside counsel in connection with any Legal Matter. Reporting wrongdoing or other Legal Matters to management is not adverse to the interests of Silverpeak and Employees have a duty to immediately report wrongdoing or a breach of securities laws, rules and regulations to management. If an Employee fails to report Legal Matters in a timely manner, the Employee may be penalized, including through suspension or termination, in the sole discretion of management. Nothing contained herein shall be deemed to prohibit an Employee from exercising their right to make a whistleblower complaint to the SEC. The Adviser will not retaliate against any Employee who reports a suspected violation either internally or to the SEC.

A.	Duty of Care

Employees have a duty to act only in Silverpeak’s best interests and acknowledge that they owe to Silverpeak a high degree of trust and loyalty. Consequently, Employees agree that while they are associated with Silverpeak, they shall not take any action which would harm Silverpeak’s businesses or its relationship with its customers, nor shall they do anything which will further the business of any competitor of Silverpeak or undermine the authority of any officer, manager or person in a supervisory position at Silverpeak. Employees will not make any untrue statements or misrepresentations nor fail to state any material fact to any current or prospective Client of Silverpeak.

Neither during the period of employment, nor thereafter, shall Employees use any information acquired by them in a manner adverse to the interests of Silverpeak or do any act to damage the goodwill of Silverpeak. Employees will not make any untrue statements or misrepresentations nor fail to state any material fact to any current or prospective Client. Employees further agree that they will not take any action or make any statement that will be detrimental to or inhibit the business of Silverpeak or that will undermine the authority of any officer, manager, or person in a supervisory position at Silverpeak.

B.	Protection of Trade Secrets

Employees agree that they shall not at any time, either during their association as an Employee or thereafter, divulge to any person, firm, or corporation any information received by them during the course of their association concerning Silverpeak’s customers, Clients, traders, Employees, and accounts or the business, financial, compliance or legal aspects of Silverpeak or its business, and further agree that all such information are trade secrets owned exclusively by Silverpeak and shall at all times be kept strictly confidential by them and shall not in any manner be revealed to anyone or used by them other than in their employment capacity, in an adverse manner to Silverpeak.

C.	Surrender of Silverpeak’s Records

Employees agree that upon termination of their association with Silverpeak, regardless of the time, manner, or cause of the termination, they will surrender to Silverpeak all customer lists, if any, and all books, records, documents, and all written information received or obtained by them that relates to Silverpeak’s customers or prospective customers and/or Silverpeak’s business, including, but not limited to: business, financial, compliance or legal aspects of Silverpeak or its business.

XIII. OVERSIGHT OF CODE OF ETHICS

A.	Reporting

Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO, who must report it to the executive management of Silverpeak.

B.	Review of Transactions

Personal Accounts holdings and transactions are reviewed by the CCO on a regular basis. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report them to the executive management of Silverpeak.

C.	Sanctions

The executive management of Silverpeak, with advice of outside legal counsel if appropriate, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate in its sole discretion. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Silverpeak. Civil or criminal penalties may also be imposed as a result of judicial or regulatory proceedings related to the violation.